Solésence, Inc. 8-K

Exhibit 10.3

EMPLOYMENT AGREEMENT

This Amended Employment Agreement dated and effective as of September 3, 2025 (this “Agreement”), between SOLESENCE, INC., a Delaware corporation (with its successors and assigns, referred to as the “Company”), and Laura Riffner, (referred to as Employee”).

Preliminary Statement

The Company desires to employ Employee, and Employee wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Employee also wish to enter into the other covenants set forth in this Agreement, all of which are related to Employee’s employment with the Company. In consideration of the mutual promises and covenants stated below, Employee and the Company therefore agree as follows:

Agreement

1.            Employment for Term. The Company employs Employee, and Employee hereby accepts employment as an Employee of the Company, beginning on September 3, 2025, and renewing automatically on an annual basis until terminated pursuant to Section 7 below (the “Term”).

2.            Position and Duties. During the Term, Employee shall serve as Chief Financial Officer (CFO) and shall report to the President & CEO of the Company or his/her successor. During the Term, Employee shall also hold such additional positions and titles as the President & CEO, his/her successor or the Board of Directors of the Company (the “Board”) may determine from time to time. Employee shall devote his/her best efforts to his/her duties as the CFO and an Employee of the Company.

3.            Signing Benefits. In consideration of and in reliance upon Employee’s execution of this Agreement, and based entirely upon Employee’s acceptance of the duties and obligations to the Company under this Agreement (specifically including, without limitation, Employee’s obligations under the covenants in Section 9, and the restrictions in Section 10 of the Agreement), the Company shall provide Employee with signing benefits including:

(a)       A payment of $1,000.00 as consideration for Employee accepting his/her non-competition and non-solicitation obligations in Section 9(d) below, payable in the second pay period after the start of employment; and

(b)       A grant of stock options, as provided under Section 4(c) below; and

(c)       If the Company ends the Term for reasons other than “Cause” (as defined in Section 8(a)), and Employee signs without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company, all stock options granted to Employee prior to termination shall become fully vested, and shall become exercisable (by Employee, or upon her death or disability, by her heirs, beneficiaries and personal representatives) in accordance with the applicable option grant agreement and the Company’s 2019 Equity Compensation Plan (the “Plan”) or such successor stock option plan as may govern any particular option grant agreement; and

4.            Compensation.

(a)       Base Salary. The Company shall pay Employee a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $270,000 per annum, payable on the Company’s regular pay cycle for professional employees.

(b)       Premium Pay and Bonuses. Employee will be eligible for discretionary premium pay and bonuses in the amount of 40% of the Employee’s base salary for services to be performed as an Employee of the Company based on performance and achieving milestones agreed upon by Employee and the President & CEO of the Company, or his/her successor, and approved by the Board. Bonus performance, and ultimately payment, is determined by performance metrics set for the Company, approved by the Board, and may differ from metrics defined in offer letter.

(c)       Stock Options. As a signing benefit and in connection with Employee’s execution of this Agreement, a continuing benefit during the term of Employee’s term of employment with Solésence, Inc., and upon approval of the Company’s Compensation and Governance Committee (the “Compensation Committee”), the Company has granted to Employee non-qualified options to purchase up to 60,000 shares of the Company’s common stock under the terms of the Company’s Plan, with a grant date of September 3, 2025 and vesting at the rate of 20,000 shares on September 3, 2026, then 20,000 shares on September 3, 2027, and 20,000 shares on September 3, 2028. The stock price of the options will be determined as of the closing market price of the Company’s stock on September 3, 2025. Subject to the provisions of the Company’s Plan, and as determined by the Compensation Committee in its sole discretion, Employee shall be eligible for such additional stock options and other equity compensation as the Compensation Committee deems appropriate.

(d)       Other and Additional Compensation. Section 4(a) establishes the minimum salary level for Employee during the Term and shall not preclude the Compensation Committee from awarding Employee a higher salary at any time, nor shall they preclude the Compensation Committee from awarding Employee bonuses or other compensation in the discretion of the Compensation Committee.

5.            Employee Benefits. During the Term, Employee shall be entitled to participate, or waive participation, in all employee benefit plans made available by the Company generally to all its other Employees, subject to all the terms and conditions of the Company’s benefit plans in effect from time to time. Employee shall be entitled to paid time off (“PTO”) during each year of the Term, subject to the Company’s PTO policy in effect from time to time.

6.            Expenses. The Company shall reimburse Employee for actual out-of-pocket expenses reasonably incurred by Employee in performing services as an Employee of the Company in accord with the Company’s policy for such reimbursements in effect from time to time.

7.            Termination.

(a)       General. The Term shall end (i) immediately upon Employee’s death, or (ii) upon Employee becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform fully all essential functions of his/her job, with or without reasonable accommodation, for a period of 150 calendar days. Either Employee or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Employee or the Board (but subject to each party’s obligations under this Agreement), provided that Employee will provide the Company with at least two (2) weeks prior written notice of Employee’s resignation from his/her position as an employee with the Company. Upon receipt of such written notice from Employee, the Company, in its sole discretion, may accelerate the effective date of the resignation to such date as the Company deems appropriate, provided that Employee shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period.

(b)       Notice of Termination. If the Company ends the Term, it shall give Employee written notice of the termination, including a statement of whether the termination was for “Cause” (as defined in Section 8(a) below). The Company’s failure to give notice under this Section 7(b) shall not, however, affect the validity of the Company’s termination of the Term or Employee’s employment, nor shall the lack of such notice entitle Employee to any rights or claims against the Company.

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8.            Separation Benefits.

(a)       “Cause” Defined. “Cause” means (i) willful or gross malfeasance or misconduct by Employee in connection with Employee’s employment; (ii) Employee’s negligence in performing any of Employee’s duties under this Agreement; (iii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony or misdemeanor reflecting upon Employee’s honesty; (iv) Employee’s breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) breach by Employee of any of the material terms and conditions of this Agreement.

(b)       Termination without Cause. The Employee will become eligible for notice pay after December 3, 2025. If, after December 3, 2025, but prior to December 3, 2026, the Company ends the Term other than for Cause, Employee shall receive twenty-six (26) weeks’ notice pay, provided that Employee signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company. After December 3, 2026, notice pay will be reduced to thirteen weeks (13).

(c)       Termination for Any Other Reason. If the Company ends the Term for Cause, or if Employee resigns as an employee of the Company, then the Company shall have no obligation to pay Employee any amount, whether for salary, benefits, premium pay, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term.

9.            Additional Covenants.

(a)       Confidentiality. Employee confirms his/her acceptance of all his/her obligations under that certain Confidential Information and Proprietary Rights Agreement between Employee and the Company dated as of September 3, 2025.

(b)       “Non-Competition Period” Defined. “Non-Competition Period” means the period beginning at the end of the Term and ending twenty-four (24) months thereafter.

(c)       “Non-Solicitation Period” Defined. “Non-Solicitation Period” means the period beginning at the end of the Term and ending twenty-four (24) months thereafter.

(d)       Covenants of Non-Competition and Non-Solicitation.

(i)            Employee acknowledges that: [a] the Company relies upon Employee to help maintain and grow the Company’s business and related functions; [b] Employee has had and will continue to have business relationships on the Company’s behalf with the Company’s significant customers, suppliers and vendors with whom the Company has exclusive, long-term or near-permanent relationships; and [c] Employee has had and will continue to have access to, use or control of highly valuable non-public tangible and non-tangible confidential information about the Company’s developed and developing technology, inventions, equipment, methods and know-how concerning nanomaterial production, coating and marketing, as well as highly valuable non-public tangible and non-tangible proprietary information about the Company’s finances, pending transactions, Customer identity and Customer dealings.

(ii)           For the foregoing reasons, and in consideration of the benefits available to Employee under Sections 3, 7(a) and 8(b) of this Agreement, Employee covenants that both during the term of this Agreement and the subsequent Non-Competition Period, Employee shall not in any manner, directly or indirectly:

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[A]         Whether on Employee’s own behalf or on behalf of any other person or entity, (a) contact, solicit, accept business from, disrupt or in any way interfere with the Company’s business relationship with any person or entity that was a customer, supplier or vendor of the Company during Employee’s employment, with respect to the type of business done by the Company, or (b) contact, solicit or attempt to solicit for employment or engagement any persons who were officers, employees or contractors of the Company at any time within a 180-day period before the date of Employee’s termination.

[B]          Engage in, be financially interested in, represent, render advice or service of any kind to, or be employed by, or in any way affiliated with, any other business (conducted for profit or not for profit), which is both (x) materially engaged in developing, producing, coating, refining, marketing, supplying, or selling nano or larger particles, materials (including powders, dispersions, and coatings), as ingredients, compositions, or fully formulated products, and that are (y) for applications, uses, or markets pertaining to skin health, skin care, beauty care, sun complexion care (including UV protection), cosmetics, OTC pharmaceuticals, or medical diagnostics.

(iii)          Employee acknowledges that: [a] the Company has advised him/her to consult with an attorney before accepting the covenants in Section 9(d) above and signing this Agreement; and [b] she has been given 14 days to review those covenants before signing this Agreement.

10.          Limitation On Claims. EMPLOYEE AGREES THAT HE/SHE WILL NOT COMMENCE ANY ACTION OR SUIT RELATING TO MATTERS ARISING OUT OF HIS/HER EMPLOYMENT WITH THE COMPANY (IRRESPECTIVE OF WHETHER SUCH ACTION OR SUIT ARISES OUT OF THE PROVISIONS OF THIS AGREEMENT) LATER THAN SIX MONTHS AFTER THE FIRST TO OCCUR OF (A) THE DATE SUCH CLAIM INITIALLY ARISES, OR (B) THE DATE EMPLOYEE’S EMPLOYMENT TERMINATES FOR ANY REASON WHATSOEVER. EMPLOYEE EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATION TO THE CONTRARY.

11.          Successors and Assigns.

(a)       Employee. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Employee. Except to the extent contemplated in Section 3(b) above, Employee shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and Employee’s personal representatives, distributees, and legatees.

(b)       The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company’s assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company’s obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company’s obligations under this Agreement (and deliver an executed copy of such assumption to Employee), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

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12.          Entire Agreement. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Employee’s employment with the Company and supersede all prior negotiations, discussions, understandings, and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

13.          Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company other than Employee. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

14.          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

To the Company:	Solésence, Inc.

1319 Marquette Drive

Romeoville, IL 60446

Attn: President & Chief Executive Officer

To Employee:	Laura Riffner

421 Valley Road, Itasca, IL 60143

Email: LL_mack@comcast.net

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

15.          Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this Agreement shall not be affected, but shall remain in full force and effect If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention and desire of both the Company and Employee that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be enforceable under the applicable law.

16.          Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.          Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

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18.          Withholding Taxes. All salary, benefits, reimbursements, and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

19.          Applicable Law: Jurisdiction. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.

SOLESENCE, INC.

By:	/s/ Jess Jankowski	9/3/2025
	Jess Jankowski, President & Chief Executive Officer	Date

By:		/s/ Laura Riffner	9/3/2025
	Laura Riffner	Signature	Date

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